Exhibit 99.2

ACTUANT CORPORATION

UPDATED REPORT ON FORM 10-Q

For the quarter ended November 30, 2007

Actuant Corporation (“Actuant” or the “Company”) is filing this Current Report on Form 8-K to include footnote disclosure of certain financial information pertaining to the guarantors of the Company’s Senior Credit Agreement and 6.875% Senior Notes in its Form 10-Q for the quarter ended November 30, 2007.

This update has no effect on the Company’s previously reported consolidated net income, financial position or cash flows.

Unless otherwise indicated, all information in this update is as of the filing date of our Form 10-Q for the quarter ended November 30, 2007. We have not updated the disclosures contained in our Form 10-Q to reflect any other events that have occurred after the filing date of our Form 10-Q (e.g. new accounting pronouncements).

FORWARD LOOKING STATEMENTS AND CAUTIONARY FACTORS

This quarterly report on Form 10-Q contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity, and capital expenditures. Words such as “anticipate”, “assume”, “believe”, “estimate”, “expect”, “intend”, “plan”, “seek”, “project”, “target”, “goal”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We undertake no obligation to publicly update then forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	exposure to fluctuations in energy prices;

•	market conditions in the recreational vehicle, truck, automotive, industrial production, oil & gas, and construction industries;

•	market acceptance of existing and new products;

•	successful integration of acquisitions and related restructurings;

•	operating margin risk due to competitive pricing and operating efficiencies;

•	supply chain risk, material, labor, or overhead cost increases;

•	foreign currency risk, interest rate risk and commodity risk;

•	the length of economic downturns in our markets, litigation matters, our ability to access capital markets;

•	industry trends, including changes in buying, inventory and other business practices by customers;

•	our substantial indebtedness;

•	our future profitability;

•	an increase in competition within the markets in which we compete;

•	regulatory changes;

•	changes in general and/or regional economic conditions;

•	our relationships with employees;

•	the impact of current and future laws; and

•	additional terrorist attacks.

Our Form 10-K for the fiscal year ended August 31, 2007 contains an expanded description of these and other risks that may affect our business, assets, and results of operations under the section entitled “Risk Factors”.

When used herein, the terms “Actuant,” “we,” “us,” “our,” and the “Company” refer to Actuant Corporation and its subsidiaries.

Actuant Corporation provides free-of-charge access to its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, through its website, www.actuant.com, as soon as reasonably practical after such reports are electronically filed with the Securities and Exchange Commission.

PART I – FINANCIAL INFORMATION

Item 1 – Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2007	2006
Net sales	$415,143	$342,983
Cost of products sold	274,309	229,938

Gross profit	140,834	113,045
Selling, administrative and engineering expenses	81,296	67,154
Restructuring charges	5,521	109
Amortization of intangible assets	3,257	2,253

Operating profit	50,760	43,529
Financing costs, net	9,300	6,841
Other (income) expense, net	(1,110)	217

Earnings before income tax expense and minority interest	42,570	36,471
Income tax expense	15,149	11,379
Minority interest, net of income taxes	(6)	(10)

Net earnings	$27,427	$25,102

Earnings per share:
Basic	$0.49	$0.46

Diluted	$0.43	$0.41

Weighted average common shares outstanding:
Basic	55,609	54,600

Diluted	64,654	63,434

See accompanying Notes to Condensed Consolidated Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	November 30, 2007	August 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$68,741	$86,680
Accounts receivable	224,419	194,775
Inventories	218,412	197,539
Deferred income taxes	14,516	14,827
Other current assets	12,498	11,459

Total Current Assets	538,586	505,280
Property, Plant and Equipment
Land, buildings, and improvements	34,606	43,034
Machinery and equipment	245,656	224,238

Gross property, plant and equipment	280,262	267,272
Less: Accumulated depreciation	(155,257)	(144,455)

Property, Plant and Equipment, net	125,005	122,817
Goodwill	624,252	599,841
Other Intangibles, net	280,778	260,418
Other Long-term Assets	10,052	12,420

Total Assets	$1,578,673	$1,500,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$134	$—
Trade accounts payable	159,464	153,205
Accrued compensation and benefits	40,863	52,345
Income taxes payable	32,357	20,309
Current maturities of long-term debt	33	519
Other current liabilities	77,198	64,449

Total Current Liabilities	310,049	290,827
Long-term Debt, less Current Maturities	573,267	561,138
Deferred Income Taxes	110,412	103,589
Pension and Postretirement Benefit Liabilities	23,222	27,437
Other Long-term Liabilities	24,235	17,864
Shareholders’ Equity
Class A common stock, $0.20 par value per share, authorized 84,000,000 shares, issued and outstanding 55,760,976 and 55,348,718 shares, respectively	11,152	11,070
Additional paid-in capital	(336,610)	(349,190)
Retained earnings	843,178	825,165
Accumulated other comprehensive income	19,768	12,876
Stock held in trust	(1,939)	(1,744)
Deferred compensation liability	1,939	1,744

Total Shareholders’ Equity	537,488	499,921

Total Liabilities and Shareholders’ Equity	$1,578,673	$1,500,776

See accompanying Notes to Condensed Consolidated Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended November 30,
	2007	2006
Operating Activities
Net earnings	$27,427	$25,102
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	10,464	7,877
Amortization of debt discount and debt issuance costs	453	382
Stock-based compensation expense	1,603	1,417
Provision/(benefit) for deferred income taxes	6,220	(2,917)
(Gain) loss on disposal of assets	(261)	122
Source (use) of cash from changes in components of working capital:
Accounts receivable	(22,767)	(14,210)
Increase in accounts receivable securitization program	4,924	3,152
Inventories	(7,024)	(6,357)
Prepaid expenses and other assets	948	(1,372)
Trade accounts payable	238	(5,755)
Income taxes payable	2,452	5,377
Other accrued liabilities	4,047	(5,075)

Net cash provided by operating activities	28,724	7,743
Investing Activities
Proceeds from sale of property, plant and equipment	8,321	2,789
Capital expenditures	(9,036)	(6,516)
Cash paid for business acquisitions, net of cash acquired	(47,437)	273

Net cash used in investing activities	(48,152)	(3,454)
Financing Activities
Net borrowings (repayments) on revolving credit facilities and short-term borrowings	134	(1,860)
Principal repayments on term loans	(994)	—
Cash dividend	(2,221)	(2,187)
Stock option exercises, related tax benefits, and other	2,013	114

Net cash used in financing activities	(1,068)	(3,933)
Effect of exchange rate changes on cash	2,557	571

Net (decrease) increase in cash and cash equivalents	(17,939)	927
Cash and cash equivalents – beginning of period	86,680	25,659

Cash and cash equivalents – end of period	$68,741	$26,586

See accompanying Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements of Actuant Corporation (“Actuant,” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting, and with the instructions of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of August 31, 2007 was derived from the Company’s audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The Company’s significant accounting policies are disclosed in its fiscal 2007 Annual Report on Form 10-K. For additional information, refer to the consolidated financial statements and related footnotes in the Company’s fiscal 2007 Annual Report on Form 10-K.

In the opinion of management, all adjustments considered necessary for a fair presentation of financial results have been made. Except as otherwise described, such adjustments consist of only those of a normal recurring nature. Operating results for the three months ended November 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2008.

On October 18, 2007, the Company announced that its board of directors had approved a two-for-one stock split of its Class A common stock payable on November 8, 2007 to shareholders of record on October 29, 2007. The split was in the form of a stock dividend. All prior periods presentation have been adjusted to reflect the stock split.

Prior year Condensed Financial Statements have been reclassified where appropriate to conform to current year presentations. During the first quarter of fiscal 2008, the Company made an organizational change involving its Milwaukee Cylinder business unit, which resulted in it moving from the Engineered Products segment to the Industrial segment.

New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No.’s 133 and 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. The adoption of SFAS No. 155 on September 1, 2007 did not have any impact on our consolidated results of operations, financial position, or cash flows.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the way companies are to account for uncertainty in income tax reporting and filing and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. The adoption of FIN 48 on September 1, 2007 increased the amount recorded by the Company for uncertain tax positions by approximately $9.4 million. This increase was recorded as an adjustment to fiscal 2008 opening retained earnings (See Note 12).

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for the Company’s 2009 fiscal year, although early adoption is permitted. We are currently assessing the potential impact of SFAS No. 157 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option permits a company to choose to measure eligible items at fair value at specified election dates. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. SFAS No. 159 will be effective for us beginning in fiscal 2009. We are currently evaluating the impact SFAS No. 159 could have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”). The objective of SFAS No. 141(R) is to improve the information provided in financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141(R) also requires the acquirer to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s 2010 fiscal year.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. The objective of SFAS No. 160 is to improve the financial information provided in consolidated financial statements. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interest of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for the Company’s 2010 fiscal year. We are currently assessing the potential impact of SFAS No. 160 on our consolidated financial statements.

Note 2. Acquisitions

The Company completed one business acquisition during the first quarter of fiscal 2008 and five business acquisitions during the fiscal year ended August 31, 2007, all of which resulted in the recognition of goodwill in the Company’s Condensed Consolidated Financial Statements. The Company is continuing to evaluate the initial purchase price allocations for the acquisitions completed during fiscal 2007 and fiscal 2008, and will adjust the allocations as additional information relative to the fair values of the assets and liabilities of the acquired businesses become known.

On September 13, 2007 the Company acquired Templeton, Kenly & Co, Inc. (“TK”) for approximately $47.4 million. Headquartered in Broadview, Illinois, TK produces hydraulic pumps and tools, mechanical jacks, wrenches, and actuators. TK will operate in the High Force Hydraulic Tools product line of our Industrial segment. The preliminary purchase price allocation resulted in $14.0 million assigned to goodwill, $1.7 million assigned to tradenames, $0.3 million assigned to non-compete agreements, $0.3 assigned to patents and $18.9 million assigned to customer relationships. The amounts assigned to non-compete agreements, patents and customer relationships are being amortized over 3, 5 and 15 years, respectively.

On June 29, 2007, the Company acquired BH Electronics, Inc. (“BH”) for approximately $30.0 million. Headquartered in Munford, Tennessee, BH produces dashboard control panels and electronic assembly systems, primarily for the recreational boating market. BH is included in the Specialty Electrical product line of our Electrical segment. The preliminary purchase price allocation resulted in $14.4 million assigned to goodwill (which is not currently deductible for tax purposes), $2.8 million assigned to tradenames, $0.1 million assigned to non-compete agreements, and $9.3 million assigned to customer relationships. The amounts assigned to non-compete agreements and customer relationships are being amortized over 3 and 15 years, respectively.

On April 16, 2007, the Company acquired T.T. Fijnmechanica B.V. (“TTF”) for approximately $23.0 million. Headquartered in Roermond, The Netherlands, TTF supplies products and systems for use in the bridge building, infrastructure, and heavy lifting markets. Products include wedges, anchor heads, multi-strand jacks, and heavy lifting systems. TTF is included in the High Force Hydraulic Tools product line of our Industrial segment. The preliminary purchase price allocation resulted in $11.7 million assigned to goodwill (which is not currently deductible for tax purposes), $2.7 million assigned to tradenames, $0.7 million assigned to non-compete agreements, and $6.8 million assigned to customer relationships. The amounts assigned to non-compete agreements, and customer relationships are being amortized over 3 and 15 years, respectively.

On January 22, 2007, the Company acquired all of the outstanding stock of Injectaseal Deutschland GmbH (“Injectaseal”) for $13.0 million. Headquartered in Kerpen, Germany, Injectaseal provides leak management, on-site machining, pipeline intervention, and safety valve testing services primarily to Western European oil & gas and power generation companies. Injectaseal is included in the Joint Integrity product line of our Industrial segment. The preliminary purchase price allocation resulted in $11.2 million assigned to goodwill (which is not currently deductible for tax purposes), $0.1 million assigned to non-compete agreements, and $1.8 million assigned to customer relationships. The amounts assigned to the non-compete agreements and the customer relationships are being amortized over 3 years and 15 years, respectively.

On January 5, 2007, the Company acquired all of the outstanding stock of Veha Haaksbergen B.V. (“Veha”) for $5.0 million,. Headquartered in Haaksbergen, The Netherlands, Veha manufactures a wide range of machined products, including hydraulic cylinders. Veha is included in the High Force Hydraulic Tools product line of our Industrial segment. The preliminary purchase price allocation resulted in $2.5 million assigned to goodwill (which is not currently deductible for tax purposes), $0.2 million to non-compete agreements and $0.5 million assigned to customer relationships. The amounts assigned to the non-compete agreements and customer relationships are being amortized over 3 years and 10 years, respectively.

On December 22, 2006, the Company acquired all of the outstanding stock of Maxima Technologies (“Maxima”) for $91.0 million, including the assumption of approximately $1.9 million of Maxima’s debt. Maxima, headquartered in Lancaster, Pennsylvania, is a global electronics company specializing in custom-engineered and standard vehicle instrumentation, controls, components, and systems for low-to-medium volume severe-duty applications. Maxima serves the marine, agricultural, construction equipment, industrial, specialty vehicle, and automotive aftermarket. Maxima is included in the Other product line of our Engineered Products segment. The preliminary purchase price allocation resulted in $45.9 million assigned to goodwill (which is not currently deductible for tax purposes), $7.7 million assigned to tradenames, $6.8 million assigned to patents, and $19.3 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of 10 and 15 years, respectively.

The following unaudited pro forma results of operations of the Company for the three months ended November 30, 2007 and 2006, respectively, give effect to all acquisitions completed since September 1, 2006 as though the transactions and related financing activities had occurred on September 1, 2006.

	Three Months Ended November 30, 2007	Three Months Ended November 30, 2006
Net sales
As reported	$415,143	$342,983
Pro forma	416,784	381,898
Net earnings
As reported	$27,427	$25,102
Pro forma	27,450	25,461
Basic earnings per share
As reported	$0.49	$0.46
Pro forma	0.49	0.47
Diluted earnings per share
As reported	$0.43	$0.41
Pro forma	0.43	0.41

Note 3. Restructuring Reserves

The Company initiated plans to restructure its European Electrical product line within the Electrical segment during the fourth quarter of fiscal 2006. These plans were designed to reduce operating costs and improve profitability. To date, the Company has recorded pre-tax restructuring provisions totaling $15.8 million and expects to recognize an additional $4.0 to 5.0 million of similar pre-tax costs by the end of the second quarter, when the restructuring is expected to be completed.

A rollforward of the European Electrical restructuring reserve follows (in thousands):

Accrued restructuring costs as of August 31, 2007	$2,150
Restructuring charges	5,521
Cash restructuring payments	(971)
Product line management and rationalization	(743)
Foreign currency impact	181

Accrued restructuring costs as of November 30, 2007	$6,138

The remaining $6.1 million of accrued restructuring costs at November 30, 2007 represents severance cost of approximately $1.9 million and lease exit costs of approximately $4.2 million. The severance costs will be paid during fiscal 2008 and 2009 and the lease exit costs will be paid over the remaining term of the lease.

Note 4. Accounts Receivable Securitization

The Company maintains an accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly owned, bankruptcy-remote special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a third-party financial institution (the “Purchaser”). The Purchaser receives an ownership and security interest in the pool of receivables. New receivables are purchased by the special purpose subsidiary and participation interests are resold to the Purchaser as collections reduce previously sold participation interests. The Company has retained collection and administrative responsibilities on the participation interests sold. The Purchaser has no recourse against the Company for uncollectible receivables; however, the Company’s retained interest in the receivable pool is subordinate to the Purchaser and is recorded at fair value. Due to a short average collection cycle of approximately 60 days for such accounts receivable and the Company’s collection history, the fair value of the Company’s retained interest approximates book value. Book value of accounts receivable in the accompanying Condensed Consolidated Balance Sheet is comprised of the gross accounts receivable retained interest less a reserve for doubtful accounts, which is calculated based on a review of the specific receivable issues and supplemented by a general reserve based on past collection history. The retained interest recorded at November 30, 2007 and August 31, 2007 was $48.0 million and $47.2 million, respectively, and is included in accounts receivable in the accompanying Condensed Consolidated Balance Sheets. The securitization program has a final maturity in May 2008, subject to annual renewal by the Purchaser. The Company amended its securitization program in May 2007 to increase capacity from $60 million to $65 million. Trade accounts receivables sold and being serviced by the Company totaled $61.4 million and $56.5 million at November 30, 2007 and August 31, 2007, respectively.

Sales of trade receivables from the special purpose subsidiary totaled $114.0 million and $103.1 million for the three months ended November 30, 2007 and 2006, respectively. Cash collections of trade accounts receivable balances in the total receivable pool (including both sold and retained portions) totaled $196.1 million and $170.8 million for the three months ended November 30, 2007 and 2006, respectively.

The accounts receivables securitization program is accounted for as a sale in accordance with FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities – A Replacement of FASB Statement No. 125.” Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Condensed Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Condensed Consolidated Statements of Cash Flows.

The following table provides additional information about delinquencies and net credit losses for trade accounts receivable subject to the accounts receivable securitization program.

	Balance Outstanding		Balance Outstanding 60 Days or More Past Due		Net Credit Losses Three Months Ended
	November 30, 2007	August 31, 2007	November 30, 2007	August 31, 2007	November 30, 2007	November 30, 2006
Trade accounts receivable subject to securitization program	$109,432	$103,706	$7,214	$6,963	$485	$529
Trade accounts receivable balances sold	61,442	56,518

Retained interest	$47,990	$47,188

Accounts receivable financing costs of $0.6 million for both of the three months ended November 30, 2007 and 2006 are included in financing costs in the accompanying Condensed Consolidated Statements of Earnings.

Note 5. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the three months ended November 30, 2007 are as follows:

	Industrial	Electrical	Actuation Systems	Engineered Products	Total
Balance as of August 31, 2007	$163,890	$205,963	$169,660	$60,328	$599,841
Business acquired	14,025	—	—	—	14,025
Purchase accounting adjustments	2,176	—	—	—	2,176
Currency impact and other	3,617	2,294	918	1,381	8,210

Balance as of November 30, 2007	$183,708	$208,257	$170,578	$61,709	$624,252

As discussed in Note 13, during the first quarter of fiscal 2008, a segment reporting change was made involving the Company’s Milwaukee Cylinder business unit. This resulted in a $4.7 million reclassification of goodwill between the Engineered Products and Industrial segments which is reflected in the August 31, 2007 balances above.

The gross carrying amount and accumulated amortization of the Company’s intangible assets that have defined useful lives and are subject to amortization as of November 30, 2007 and August 31, 2007 are as follows:

	November 30, 2007			August 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer Relationships	$140,565	$17,294	$123,271	$120,505	$15,181	$105,324
Patents	45,485	19,254	26,231	44,922	18,284	26,638
Trademarks	6,458	3,170	3,288	6,437	3,041	3,396
Non-compete agreements	2,305	894	1,411	1,930	781	1,149
Other	750	673	77	656	583	73

Total	$195,563	$41,285	$154,278	$174,450	$37,870	$136,580

The gross carrying amount of the Company’s intangible assets that have indefinite lives and are not subject to amortization as of November 30, 2007 and August 31, 2007 are $126.5 million and $123.8 million, respectively. These assets are comprised of acquired tradenames.

The increase in the gross carrying amounts of goodwill and other intangible assets is the result of an acquisition completed in the current fiscal year and the impact of foreign currency rates. See Note 2, “Acquisitions” for additional details.

Amortization expense recorded on the intangible assets listed above was $3.3 million and $2.3 million for the three months ended November 30, 2007 and 2006, respectively. The Company estimates that amortization expense will approximate $10.2 million for the remainder of the fiscal year ended August 31, 2008. Amortization expense for future years is estimated to be as follows: $13.5 million in fiscal 2009, $13.3 million in fiscal 2010, $12.7 million in 2011, $12.5 million in fiscal 2012, $11.4 million in fiscal 2013, and $80.7 million thereafter.

Note 6. Accrued Product Warranty Costs

The Company recognizes the cost associated with its product warranties at the time of sale. The amount recognized is based on historical claims rates and current claim cost experience. The following is a reconciliation of the changes in accrued product warranty during the three months ended November 30, 2007 and 2006:

	Three Months Ended November 30,
	2007	2006
Beginning balance	$10,070	$6,888
Warranty reserves of acquired business	72	—
Provision for warranties	3,420	2,137
Warranty payments and costs incurred	(2,450)	(1,566)
Foreign currency impact	308	91

Ending balance	$11,420	$7,550

Note 7. Debt

The Company’s indebtedness, as of November 30, 2007 and August 31, 2007 was as follows:

	November 30, 2007	August 31, 2007
Commercial paper	$—	$—
Revolver	—	—
Term loan	155,000	155,000
6.875% Senior Notes, due 2017	249,063	249,039
Other	19,371	7,618

Sub-total—Senior indebtedness	423,434	411,657
Convertible senior subordinated debentures (“2% Convertible Notes”), due 2023	150,000	150,000

Total debt, excluding short-term borrowings	573,434	561,657
Less: current maturities of long-term debt and short-term borrowings	(167)	(519)

Total long-term debt, less current maturities	$573,267	$561,138

The Company’s senior credit facility, as amended, provides for $155.0 million of term loans in addition to a $250.0 million revolver. The term loans mature on December 22, 2009 while the revolver matures on February 19, 2009. At November 30, 2007, the remaining $155.0 million outstanding term loans carried an interest rate of 6.534%, which represented LIBOR plus a 1.0% borrowing spread. All senior credit facility borrowings are subject to a pricing grid, which can result in further increases or decreases to the borrowing spread on a quarterly basis, depending on the Company’s debt to EBIDTA leverage ratios. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver. At November 30, 2007, the non-use fee was 0.20%. The senior credit facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, fixed charge coverage ratios, maximum leverage, dividends and other restricted payments. As of November 30, 2007, the Company was in compliance with all debt covenants.

There were no commercial paper borrowings outstanding at November 30, 2007. Total commercial paper outstanding cannot exceed $100.0 million under the terms of the senior credit facility. The revolver provides the liquidity backstop for outstanding commercial paper. Given the long term nature of the revolver backstop, all outstanding commercial paper is classified as a component of long-term debt. The combined outstanding balance of the revolver and any outstanding commercial paper cannot exceed $250.0 million. The unused and available credit line under the revolver at November 30, 2007 was approximately $250.0 million.

On June 12, 2007, the Company issued $250.0 million of 6.875% Senior Notes (the “6.875% Senior Notes”) at an approximate $1.0 million discount, generating net proceeds of $249.0 million. The Senior Notes were issued at a price of 99.607% to yield 6.93%, and require no principal installments prior to their June 15, 2017 maturity. The approximate $1.0 million initial issuance discount is being amortized through interest expense over the 10 year life of the Senior Notes. The net proceeds from the 6.875% Senior Notes were used to reduce the outstanding term loans under the senior credit facility from $400.0 million to $155.0 million.

Note 8. Derivatives

All derivatives are recognized in the Condensed Consolidated Balance Sheets at their estimated fair value. On the date it enters into a derivative contract, the Company designates the derivative as a hedge of a recognized asset or liability (“fair value” hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or a hedge of the net investment in a foreign operation. The Company does not enter into derivatives for speculative purposes. Changes in the fair value of a derivative that qualify as a fair value hedge are recorded in earnings along with the gain or loss on the underlying hedged asset or liability. Changes in the fair value of a derivative that qualifies as a cash flow hedge are recorded in accumulated other comprehensive income in the Condensed Consolidated Balance Sheets, until earnings are affected by the variability of cash flows. Changes in the fair value of a derivative used to hedge the net investment in a foreign operation are recorded in the accumulated other comprehensive income accounts in the Condensed Consolidated Balance Sheets.

On October 9, 2007, the Company terminated its $100 million aggregate notional value floating to fixed interest rate swaps, in order to reduce the mix of its fixed rate debt to total debt. The Company received $1.4 million on the termination as payment for full settlement of the fair value, which is being amortized over the remaining life of the original contracts.

In August 2006, the Company entered into cross-currency interest rate swap agreements (the “agreements”) between the U.S. dollar and the euro to hedge its net investment in European subsidiaries. In May 2007, the Company entered into further cross-currency interest rate swap agreements to hedge additional exposure on its net investments in European subsidiaries. The cross-currency interest rate swap agreements have a total notional value of €125.0 million and a maturity date of November 30, 2009. As of November 30, 2007 and 2006, the weakening of the US dollar caused the cross-currency interest rate swaps to be in an unrealized loss position in the amount of $19.1 million and $3.1 million, respectively, which is included with long-term debt.

While the Company regularly hedges certain commodity risks, the fair value of such contracts were not significant at November 30, 2007.

Note 9. Employee Benefit Plans

The Company provides defined benefit pension and other postretirement benefits to certain employees of domestic businesses it acquired that were entitled to those benefits prior to acquisition. At November 30, 2007 and August 31, 2007, the defined benefit plans consisted of three plans. Most of the domestic defined benefit pension plans are frozen, and as a result, the majority of the plan participants no longer earn additional benefits. The postretirement medical plans consist of four plans, all of which are unfunded. Two of the plans require individuals receiving medical benefits under the plan to make contributions to defray a portion of the cost, and these retiree contributions are adjusted annually. The other two plans do not require retiree contributions.

The Company also maintains nine separate defined benefit pension plans for certain non-US employees. Unlike existing U.S. pension plans, future benefits are earned with respect to the foreign plans.

Components of net periodic benefit costs were as follows:

	Three Months Ended November 30,
	2007	2006
Domestic Defined Benefit Pension Plans
Service Cost	$21	$21
Interest Cost	563	550
Expected return on assets	(702)	(631)
Amortization of actuarial loss	2	37

Net periodic benefit credit	$(116)	$(23)

Domestic Postretirement Medical Benefit Plans
Service Cost	$6	$6
Interest Cost	57	60
Amortization of actuarial gain	(109)	(119)

Net periodic benefit credit	$(46)	$(53)

Foreign Defined Benefit Pension Plans
Service Cost	$122	$149
Interest Cost	355	322
Expected return on assets	(80)	(64)
Amortization of actuarial loss	1	6

Net periodic benefit cost	$398	$413

The Company contributed approximately $1.6 million of cash and 120,000 shares of its common stock to various pension plans during the three months ended November 30, 2007. The Company does not anticipate making any significant contributions for the balance of fiscal 2008.

Note 10. Earnings Per Share

The reconciliations between basic and diluted earnings per share are as follows:

	Three Months Ended November 30,
	2007	2006
Numerator:
Net Earnings	$27,427	$25,102
Plus: 2% Convertible Notes financings costs, net of taxes	611	611

Net earnings for diluted earnings per share	$28,038	$25,713

Denominator (in thousands):
Weighted average common shares outstanding for basic earnings per share	55,609	54,600
Net effect of dilutive stock options based on the treasury stock method using average market price	1,528	1,317
Net effect of 2% Convertible Notes based on the if-converted method	7,517	7,517

Weighted average common and equivalent shares outstanding for diluted earnings per share	64,654	63,434

Basic Earnings Per Share:	$0.49	$0.46

Diluted Earnings Per Share:	$0.43	$0.41

Note 11. Income Taxes

The Company’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, state tax rates in the jurisdictions where the Company does business, and its ability to utilize various tax credits and net operating loss carryforwards. The effective income tax rate for the three months ended November 30, 2007, was 35.6% compared to 31.2% during the three months ended November 30, 2006. The effective income tax rate was higher in the three months ended November 30, 2007 primarily as a result of the restructuring charges for which tax benefits were fully reserved with valuation allowances.

As of September 1, 2007, the Company recognized the cumulative effect of adopting FIN 48 as a decrease to the opening balance of retained earnings, as follows (in thousands):

Retained earnings at August 31, 2007	$825,165
Impact of adoption of FIN 48	(9,408)

Retained earnings at September 1, 2007	$815,757

The amount of unrecognized tax benefit after the FIN 48 adjustment was $20.8 million. Of the unrecognized tax benefit, $19.9 million relates to unrecognized tax positions that, if recognized, would affect the annual effective tax rate of the Company. The Company does not expect any uncertain tax benefits to significantly increase or decrease within the next 12 months. With few exceptions, the Company is no longer subject to U.S. federal, state and local, and foreign income tax examinations by tax authorities in the Company’s major tax jurisdictions for years before fiscal year 2003. The Company charges interest and penalties, in relation to unrecognized tax benefits, in the provision for income taxes.

Note 12. Segment Information

The Company is a manufacturer of a broad range of industrial products and systems and is organized into four reportable segments: Industrial, Electrical, Actuation Systems, and Engineered Products.

The Industrial segment is primarily involved in the design, manufacture, and distribution of branded hydraulic tools to the industrial, oil & gas, power generation, construction, and production automation markets. Industrial also provides manpower services and tool rental to the global joint integrity market. The Electrical segment is primarily involved in the design, manufacture, and distribution of electrical tools and supplies to the retail electrical wholesale, original equipment manufacturer (“OEM”), and marine markets. The Actuation Systems segment primarily focuses on developing and marketing highly engineered position and motion control systems for OEMs in the recreational vehicle, automotive, truck, and other industrial markets. The Engineered Products segment designs and manufactures various industrial products for industrial markets. During the first quarter of fiscal 2008, the

Company made an organizational change involving its Milwaukee Cylinder business unit, which resulted in it moving from the Engineered Products segment to the Industrial segment. All segment information has been adjusted to reflect this change. The Company evaluates segment performance based primarily on net sales and operating profit and has not aggregated individual operating segments due to the similar economic characteristics of the businesses.

The following tables summarize financial information by reportable segment.

	Three Months Ended
	November 30, 2007	November 30, 2006
Net Sales:
Industrial	$137,089	$103,934
Electrical	133,962	122,017
Actuation Systems	112,899	105,654
Engineered Products	31,193	11,378

Total	$415,143	$342,983

Operating Profit:
Industrial	$37,976	$28,958
Electrical	4,905	9,248
Actuation Systems	10,059	8,614
Engineered Products	4,235	1,653
General Corporate	(6,415)	(4,944)

Total	$50,760	$43,529

	November 30, 2007	August 31, 2007
Assets:
Industrial	$496,596	$423,565
Electrical	465,724	454,946
Actuation Systems	375,429	355,764
Engineered Products	145,957	147,412
General Corporate	94,967	119,089

Total	$1,578,673	$1,500,776

The following table summarizes sales by product line:

	Three Months Ended
	November 30, 2007	November 30, 2006
High Force Hydraulic Tools	$87,412	$63,944
Joint Integrity	49,677	39,990
North American Electrical	35,150	33,562
European Electrical	44,176	43,344
Specialty Electrical	29,604	18,243
Professional Electrical	25,032	26,868
Automotive Actuation Systems	32,531	32,328
Recreational Vehicle Actuation Systems	25,355	24,173
Truck Actuation Systems	45,533	41,487
Other	40,673	19,044

Total net sales	$415,143	$342,983

In addition to the impact of foreign currency rate changes, the comparability of the segment and product line data is impacted by the acquisitions discussed in Note 2, “Acquisitions”.

Corporate assets, which are not allocated, principally represent capitalized debt issuance costs, deferred income taxes, the fair value of derivative instruments and the retained interest in trade accounts receivable (subject to the accounts receivable program discussed in Note 4. “Accounts Receivable Securitization”).

Note 13. Contingencies and Litigation

The Company had outstanding letters of credit of $6.5 million at November 30, 2007 and August 31, 2007, respectively. The letters of credit secure self-insured workers compensation liabilities.

The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims, and divestiture disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company, in the normal course of business, enters into certain real estate and equipment leases or guarantees such leases on behalf of its subsidiaries. In conjunction with the spin-off of a former subsidiary in fiscal 2000, the Company assigned its rights in the leases used by the former subsidiary, but was not released as a responsible party from all such leases by the lessors. All of these businesses were subsequently sold. The Company remains contingently liable for those leases if any of these businesses are unable to fulfill their obligations thereunder. The discounted present value of future minimum lease payments for such leases totals, assuming no offset for sub-leasing, approximately $6.1 million at November 30, 2007. The future undiscounted minimum lease payments for these leases are as follows: $0.3 million in the balance of calendar 2007, $1.1 million in calendar 2008 through 2010, $1.2 million in calendar 2011; and $4.9 million thereafter.

The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs are reasonably estimable. Environmental expenditures over the last three years have not been material. Management believes that such costs will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 14. Guarantor Subsidiaries

On June 12, 2007, Actuant Corporation (the “Parent”) issued $250.0 million of 6.875% Senior Notes (the “6.875% Senior Notes”). All of our material domestic 100% owned subsidiaries (the “Guarantors”) fully and unconditionally guarantee the 6.875% Senior Notes on a joint and several basis. There are no significant restrictions on the ability of the Guarantors to make distributions to the Parent. The following tables present the condensed results of operations, financial position and cash flows of Actuant Corporation and its subsidiaries, the Guarantor and Non-Guarantor entities, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

General corporate expenses have not been allocated to subsidiaries, and are all included under the Parent heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Parent column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefit, insurance, financing, and tax liabilities. Income tax provisions for domestic Actuant Corporation subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the Parent level. Net sales reported for each of the headings only includes sales to third parties; sales between entities are not significant. Additionally, substantially all of the indebtedness of the Company has historically been, and continues to be, carried at the corporate level and is therefore included in the Parent column in the following tables. Substantially all accounts receivable of the Parent and Guarantors are sold into the accounts receivable program described in Note 4. “Accounts Receivable Securitization”. Allowances for doubtful accounts remains recorded at the Parent and Guarantors. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Actuant.

Condensed Consolidated Statement of Earnings

	THREE MONTHS ENDED NOVEMBER 30, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$57,721	$131,796	$225,626	$—	$415,143
Cost of products sold	25,988	98,857	149,464	—	274,309

Gross profit	31,733	32,939	76,162	—	140,834
Selling, administrative and engineering expenses	20,045	23,419	37,832	—	81,296
Restructuring charge	—	—	5,521	—	5,521
Amortization of intangible assets	543	1,712	1,002	—	3,257

Operating profit	11,145	7,808	31,807	—	50,760
Financing costs, net	8,574	(3)	729	—	9,300
Intercompany (income) expense, net	(5,541)	4,847	694	—	—
Other expense, net	396	4	(1,510)	—	(1,110)

Earnings (loss) before income tax expense and minority interest	7,716	2,960	31,894	—	42,570
Income tax expense	2,746	1,053	11,350	—	15,149
Minority interest, net of income taxes	—	—	(6)	—	(6)

Net earnings (loss) before equity in earnings of subsidiaries	4,970	1,907	20,550	—	27,427
Equity in earnings of subsidiaries	22,457	—	—	(22,457)	—

Net earnings	$27,427	$1,907	$20,550	$(22,457)	$27,427

	THREE MONTHS ENDED NOVEMBER 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$47,543	$123,447	$171,993	$—	$342,983
Cost of products sold	21,853	92,168	115,917	—	229,938

Gross profit	25,690	31,279	56,076	—	113,045
Selling, administrative and engineering expenses	16,574	20,254	30,326	—	67,154
Restructuring charge	—	—	109	—	109
Amortization of intangible assets	244	1,228	781	—	2,253

Operating profit	8,872	9,797	24,860	—	43,529
Financing costs, net	6,047	5	789	—	6,841
Intercompany (income) expense, net	(4,460)	5,171	(711)	—	—
Other expense, net	12	34	171	—	217

Earnings (loss) before income tax expense and minority interest	7,273	4,587	24,611	—	36,471
Income tax expense	2,269	1,431	7,679	—	11,379
Minority interest, net of income taxes	—	—	(10)	—	(10)

Net earnings (loss) before equity in earnings of subsidiaries	5,004	3,156	16,942	—	25,102
Equity in earnings of subsidiaries	20,098	—	—	(20,098)	—

Net earnings	$25,102	$3,156	$16,942	$(20,098)	$25,102

Condensed Consolidated Balance Sheet

	NOVEMBER 30, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$10,763	$—	$57,978	$—	$68,741
Accounts receivable	(95)	(106)	224,620	—	224,419
Inventories	31,541	84,728	102,143	—	218,412
Deferred income taxes	13,950	37	529	—	14,516
Prepaid expenses	4,406	1,055	7,037	—	12,498

Total Current Assets	60,565	85,714	392,307	—	538,586
Property, Plant & Equipment, net	18,345	36,672	69,988	—	125,005
Goodwill	61,414	366,729	196,109	—	624,252
Other Intangibles, net	38,246	169,914	72,618	—	280,778
Investment in Subsidiaries	1,220,387	158,567	62,385	(1,441,339)	—
Other Long-term Assets	9,087	217	748	—	10,052

Total Assets	$1,408,044	$817,813	$794,155	$(1,441,339)	$1,578,673

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$134	$—	$134
Trade accounts payable	23,478	41,927	94,059	—	159,464
Accrued compensation and benefits	9,765	4,858	26,240	—	40,863
Income taxes payable	8,970	979	22,408	—	32,357
Current maturities of long-term debt	—	4	29	—	33
Other current liabilities	19,680	19,943	37,575	—	77,198

Total Current Liabilities	61,893	67,711	180,445	—	310,049
Long-term Debt, less Current Maturities	573,241	3	23	—	573,267
Deferred Income Taxes	89,402	(286)	21,296	—	110,412
Pension and Post-retirement Benefit Liabilities	6,074	—	17,148	—	23,222
Other Long-term Liabilities	15,784	1,829	6,622	—	24,235
Payable to (Receivable from) Subsidiaries	124,162	(93,698)	(30,464)	—	—

Stockholders’ Equity	537,488	842,254	599,085	(1,441,339)	537,488

Total Liabilities and Stockholders’ Equity	$1,408,044	$817,813	$794,155	$(1,441,339)	$1,578,673

	AUGUST 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$25,605	$—	$61,075	$—	$86,680
Accounts receivable	(2,008)	(1,463)	198,246	—	194,775
Inventories	23,078	82,704	91,757	—	197,539
Deferred income taxes	14,088	37	702	—	14,827
Prepaid expenses	4,126	1,044	6,289	—	11,459

Total Current Assets	64,889	82,322	358,069	—	505,280
Property, Plant & Equipment, net	13,919	42,807	66,091	—	122,817
Goodwill	47,389	366,729	185,723	—	599,841
Other Intangibles, net	17,538	171,626	71,254	—	260,418
Investment in Subsidiaries	1,173,141	154,541	62,666	(1,390,348)	—
Other Long-term Assets	11,483	197	740	—	12,420

Total Assets	$1,328,359	$818,222	$744,543	$(1,390,348)	$1,500,776

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$—
Trade accounts payable	21,955	46,964	84,286	—	153,205
Accrued compensation and benefits	17,783	8,462	26,100	—	52,345
Income taxes payable	(1,876)	10,728	11,457	—	20,309
Current maturities of long-term debt	—	4	515	—	519
Other current liabilities	15,563	18,272	30,614	—	64,449

Total Current Liabilities	53,425	84,430	152,972	—	290,827
Long-term Debt, less Current Maturities	560,604	4	530	—	561,138
Deferred income taxes	83,459	(286)	20,416	—	103,589
Pension and Post-retirement Benefit Liabilities	7,171	—	20,266	—	27,437
Other Long-term Liabilities	14,053	1,525	2,286	—	17,864
Payable to (Receivable from) Subsidiaries	109,726	(98,504)	(11,222)	—	—

Stockholders’ Equity	499,921	831,053	559,295	(1,390,348)	499,921

Total Liabilities and Stockholders’ Equity	$1,328,359	$818,222	$744,543	$(1,390,348)	$1,500,776

Condensed Consolidated Statement of Cash Flows

	THREE MONTHS ENDED NOVEMBER 30, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net earnings	$27,427	$1,907	$20,550	$(22,457)	$27,427
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,488	3,848	5,128	—	10,464
Dividend received	6,477	—	—	(6,477)	—
Amortization of debt discount and debt issuance costs	453	—	—	—	453
Stock-based compensation	1,603	—	—	—	1,603
All other non-cash adjustments and changes in operating assets and liabilities	(12,024)	(14,795)	(6,861)	22,457	(11,223)

Net cash provided by operating activities	25,424	(9,040)	18,817	(6,477)	28,724
Investing Activities
Proceeds from sale of property, plant & equipment	704	5,473	2,144	—	8,321
Capital expenditures	(1,283)	(1,239)	(6,514)	—	(9,036)
Changes in receivables and payable to subsidiaries	7,958	11,283	(19,241)	—	—
Business acquisitions, net of cash acquired	(47,437)	—	—	—	(47,437)

Cash used in investing activities	(40,058)	15,517	(23,611)	—	(48,152)
Financing Activities
Principal repayments on term loans	—	—	(994)	—	(994)
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	—	—	134	—	134
Dividend paid	—	(6,477)	—	6,477	—
All other	(208)	—	—	—	(208)

Cash provided used in financing activities	(208)	(6,477)	(860)	6,477	(1,068)
Effect of exchange rate changes on cash	—	—	2,557	—	2,557

Net increase in cash and cash equivalents	(14,842)	—	(3,097)	—	(17,939)
Cash and cash equivalents - beginning of period	25,605	—	61,075	—	86,680

Cash and cash equivalents - end of period	$10,763	$—	$57,978	$—	$68,741

	THREE MONTHS ENDED NOVEMBER 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net earnings	$25,102	$3,156	$16,943	$(20,099)	$25,102
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,100	2,997	3,780	—	7,877
Dividend received	6,467	—	—	(6,467)	—
Amortization of debt discount and debt issuance costs	382	—	—	—	382
Stock-based compensation	1,417	—	—	—	1,417
All other non-cash adjustments and changes in operating assets and liabilities	(18,145)	(17,365)	(11,624)	20,099	(27,035)

Net cash provided by operating activities	16,323	(11,212)	9,099	(6,467)	7,743
Investing Activities
Proceeds from sale of property, plant & equipment	2,223	90	476	—	2,789
Capital expenditures	(1,580)	(711)	(4,225)	—	(6,516)
Changes in receivables and payable to subsidiaries	(13,204)	18,300	(5,096)	—	—
Business acquisitions, net of cash acquired	273	—	—	—	273

Cash used in investing activities	(12,288)	17,679	(8,845)	—	(3,454)
Financing Activities
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	(2,537)	—	677	—	(1,860)
Dividend paid	—	(6,467)	—	6,467	—
All other	(2,073)	—	—	—	(2,073)

Cash provided by financing activities	(4,610)	(6,467)	677	6,467	(3,933)
Effect of exchange rate changes on cash	—	—	571	—	571

Net increase in cash and cash equivalents	(575)	—	1,502	—	927
Cash and cash equivalents - beginning of period	575	—	25,084	—	25,659

Cash and cash equivalents - end of period	$—	$—	$26,586	$—	$26,586